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                                                                 Exhibit 99.C1



PaineWebber Incorporated                                        January 8, 1998
1200 Harbor Boulevard
Weehawken, New Jersey  07087


Investors Bank & Trust Company
Hancock Towers
200 Clarendon Street
Boston, Massachusetts  02116


Ladies & Gentlemen:

                  As counsel for PaineWebber Incorporated (the "Depositor"), we have examined an executed copy of the Trust Indenture and Agreement dated as of January 8, 1998 (the "Indenture") and Standard Terms and Conditions of Trust, dated as of July 10, 1990 (the "Agreement"), both between the Depositor, and Investors Bank & Trust Company, as Trustee. The Indenture established a trust called The PaineWebber Equity Trust, Growth Stock Series 21 (the "Trust") into which the Depositor deposited certain stocks, (the "Securities"), and moneys to be held by the Trustee upon the terms and conditions set forth in the Indenture and Agreement. Under the Indenture, units were issued representing fractional undivided interests in the Trust (the "Units").

                  Based upon the foregoing and upon an examination of such other documents and an investigation of such matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:








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                  1. The Trust intends to qualify for and elect tax treatment as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"). Assuming that such election is made and the Trust so qualifies, the Trust would not be subject to federal income tax on such part of its net income and capital gain, if any, as is timely distributed to Unitholders.

                  2. The Trust will be subject to New York State and New York City franchise and income tax. However, in any fiscal year in which the Trust qualifies as a regulated investment company under Section 851 of the Code, and in which the Trust distributes all of its net income and capital gains to Unitholders, the sum of such New York State and New York City tax to which the Trust will be subject will not exceed $2,055.00.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-35615) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                   Very truly yours,




                                                   CARTER, LEDYARD & MILBURN


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